                                                                    EXHIBIT 21.1

                        SUBSIDIARIES OF THE REGISTRANTS


The following is a list of Details Capital Corp.'s and Details, Inc.'s consolidated subsidiaries as of December 31, 1997. Details Capital Corp. owns 100% of the voting securities of Details, Inc., and Details, Inc. directly owns 100% of the voting securities of each such subsidiary.

                                              Jurisdiction of
          Name                                  Incorporation
          ----                                ---------------
Colorado Springs Circuits, Inc. d/b/a NTI      Colorado

Details Europe Limited                         United Kingdom

Details Global Sales, Inc.                     Virgin Islands